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                            ASSET PURCHASE AGREEMENT


      AGREEMENT made as of March 1, 1997 between AllNet Technology Services, Inc., 6 Sierra Drive, Califon, New Jersey 07830 ("Seller"), and Internet Broadcasting System, Inc. (d/b/a IBS Interactive, Inc.), a Delaware Corporation with its main office located at 175 Park Avenue, Madison, New Jersey 07490 ("Purchaser").

                                    Recitals

      Seller owns and operates an Internet access business (the "Business") in New Jersey.

      Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Business, as a going concern, exclusive of cash and accounts receivable and free of any obligations for accounts payable or other liabilities of Seller.

      It is therefore agreed:

      1. SALE OF BUSINESS. Seller shall sell to Purchaser and Purchaser shall purchase and acquire the Business owned and operated by Seller at 6 Sierra Drive, Califon, New Jersey 07830, as a going concern. Such sale shall include the following: the goodwill of the Business; the exclusive right to use the trade name AllNet Technology Services; the equipment of the Business as set forth in Schedule A attached hereto and made a part hereof; all records, book of account, customers' lists and correspondence, files, research data, drawings, and work in process at the date of closing; and all contracts with the clients of the Business (collectively, the "Transferred Assets")

      2. EXCLUSIONS. This sale does not include any cash on hand or in banks at the date of closing. This sale does not include any accounts receivable due the Business at the date of closing, or accounts receivable paid after the date for internet access services for periods before the date of closing (collectively, the "Excluded Assets") . For the purpose of this Agreement, "Internet access provided before the date of closing" includes Internet access and other services provided to a client before the date of closing.

      3. COLLECTION OF ACCOUNTS RECEIVABLE. All checks or other proceeds received, after closing, by Purchaser in payment of accounts receivable due the Business at the date of closing and in payment of accounts receivable for Internet access services provided prior to the date of closing shall be immediately turned over to Seller in the form in which they are received. Any checks received by Purchaser shall be first applied to Seller's accounts receivables. Seller may endorse the name of Seller on all such checks and other proceeds, and shall deposit them in a bank account maintained in his own name.

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      4. OBLIGATIONS OF SELLER. All accounts payable and other liabilities incurred by the Business up to the date of closing, including liabilities for or in connection with the provision of Internet access services before the date of closing, shall be paid by Seller, who shall indemnify and hold the Purchaser harmless against all such accounts payable and other liabilities. Unless specifically provided in this Agreement, Purchaser is not acquiring, directly or indirectly, any of Seller's liabilities, and no such assumption shall accrue to Purchaser by operation of law or otherwise. Purchaser is, however, undertaking the responsibility to service the clients on the customer list and to pay, from the date of closing forward, all costs associated with same, including but not limited to the cybernex and Bell Atlantic charges.

      5. CONTRACTS. Purchaser acknowledges that Seller has made no representations with respect to contracts or other arrangements with the Business's clients ("Contracts"). Purchaser assumes the risk that all such Contracts may be cancelled at will, and without notice, by the Business's clients. Seller makes no representation that any Contracts are assignable. Nevertheless, Seller undertakes, before the date of closing, to notify all the Business's present clients of the change in ownership and to urge them to continue to use the Internet access and other services offered by Seller.

      6. PURCHASE PRICE. The purchase price for all the assets referred to in paragraph 1 is $127,000.00 consisting of $75,000 in cash and thirteen (13) shares of the common stock of Purchaser with a value of $4,000 per share (due and payable to Seller as set forth in Schedule B attached hereto and made a part hereof), attributable as follows: sixty five thousand dollars ($65,000) to the physical assets, and sixty two thousand dollars ($62,000) to Seller's goodwill, trade name, and other intangible assets.

      7. NON-COMPETITION AGREEMENT. As a condition to this sale, Michael Gallo and Lawrence Galante agree to execute the non-competition agreements contained in Schedules C and D attached hereto and deliver same at closing.

      8. CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the date of closing, Seller shall: conduct the Business in the same manner in which it has previously been conducted; not increase the compensation payable to any employee or any employee benefits; use its best efforts to preserve the organizational efficiency of the Business; and continue to maintain the standards of work achieved by Seller. The covenants set forth in this paragraph shall not survive the closing.

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      9. REPRESENTATIONS OF SELLER. Seller represents and warrants to Purchaser:

            a) The assets to be transferred to Purchaser under this Agreement, whether tangible or intangible, shall be at the time of transfer, free of all liens, security interests, claims, and encumbrances.

            b) To the best of Seller's knowledge Seller is not in breach or default of any contract, lease, or arrangement to be assigned under this Agreement, and Seller shall duly perform such contracts, leases, and arrangements until closing.

            c) Seller has not assigned or licensed any interest in the name AllNet Technology Services, Inc. and has all right and title to use such name.

            d) There are no outstanding agreements with any labor unions, or any pension or retirement plans or programs for the benefit of employees.

            e) There are no written or oral employment agreements with any employee which are not terminable at will without penalty, and salaries and wages are not in arrears.

            f) Seller has and shall continue to make current and timely payment of federal and New Jersey employee withholding taxes, New Jersey sales taxes, and all other taxes, other than income taxes, which are due or may become due by reason of the operation of the Business to be transferred.

            g) To the best of Seller's knowledge, there are no actions or proceedings pending or threatened against Seller or the Business.

            h) Seller has not engaged a broker for the sale of the Business, and no broker is involved in this transaction.

            i) Neither Seller nor the Business is insolvent, and neither will be rendered insolvent by this sale.

            j) To the best of Seller's knowledge, all of Seller's equipment set forth in Schedule A are in good operating condition and repair.

            k) To the best of Seller's knowledge it has complied with federal, state, and local laws in any and all ways related to the conduct and operation of the Business.

            1) No special consents are required to carry out the transaction contemplated by this Agreement.

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            m) A prior principal of Seller, Norman Brandinger, agreed in writing, a copy of which was provided to Purchaser, that he would never solicit any of Seller's customers or make use of its proprietary material or trade secrets.

            The representations and warranties in this paragraph shall survive closing.

      10. COVENANT OF PURCHASER. Purchaser shall indemnify and hold Seller harmless from any liability on those Contracts referred to in Paragraph 5, which have been initiated by Seller and which are continued by Purchaser for any period of time after the closing.

            If the operation continues, past the date of closing, at 77 Sandpiper Drive, Hackettstown, New Jersey, the Purchaser shall be responsible for the utility charges plus rent as set forth in a certain agreement between Allnet and Norman Brandinger dated December 31, 1996. If applicable, Purchaser shall pay Seller such sum due and Seller shall pay Brandinger.

            If Purchaser continues to use the following equipment past April 1, 1997, then they shall pay a monthly rental of $250.00 per month in advance. The equipment is: 1 router, a CSU4, an Ethernet switch, and all other equipment in place at 77 Sandpiper, that is not listed on Schedule A.

      11. CLOSING. The closing shall take place at the office of Purchaser, 175 Park Avenue, Madison, New Jersey on Friday, February 28, 1997 at 11:30 A.M. Contemporaneously with the payment of the portion of the purchase price due Seller, delivery of the stock certificates, delivery of a Security Agreement and UCC-l, Seller shall execute and deliver a bill of sale and corporate resolution covering all the assets set forth in Schedule A and Lawrence J. Galante and Michael S. Gallo shall each respectively execute the non-competition agreements set forth as Schedules C and D hereto. All such instruments shall be subject to the provisions hereof and shall be in the form agreed to and which are attached hereto and made a part thereof as Schedule E (Bill of Sale), Schedule F-l and F-2 (corporate resolutions of Seller and Purchaser), Schedule G (Security Agreement) and Schedule H (UCC-l).

      12. INDEMNIFICATION BY SELLER. Seller shall indemnify and hold Purchaser hamless of and from all liabilities, losses or damages arising out of any misrepresentation, breach of warranty, or nonfulfillment of any provision of this Agreement, including, but not limited to, any error or omission in any statement delivered to Purchaser or any claim, liability, or obligation of Seller including, but not limited to the obligations imposed on Seller under Paragraph 4. The indemnification shall in no event exceed the purchase price as set forth in this Agreement.

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      13. TAX SETOFF. In lieu of an escrow being held pursuant to N.J.S.A.
54:32B-221 the Purchaser shall have the right to set off the amount of any State of New Jersey tax obligation for which they may be held responsible as a result of purchaser's failure to file the 10 day notice prior to closing. Purchaser shall first advise Seller of any claims for taxes due which are Seller's responsibility. If Seller fails to pay same within a reasonable time, Purchaser may then pay such New Jersey Taxes on Seller's behalf and set off such payment against.the installment payments due herein.

      14. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of both the parties hereto and their respective heirs, successors and assigns.

      15. NON-WAIVER. No delay or failure by either party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

      16. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

      17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

      18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      19. ENTIRE AGREEMENT. This Agreement and Schedules A thru H attached hereto and made a part hereof and the Bill of Sale supersede all prior agreements and constitute the entire Agreement between the parties hereto with respect to the subject matter hereof.

      20. NOTICES. All notices hereunder shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the respective parties at their last known addresses.

      IN WITNESS whereof the parties have signed this Agreement.


                                    ALLNET TECHNOLOGY SERVICES, INC.

ATTEST:


/s/ Michael Gallo                   BY:   /s/ Lawrence J. Galante
--------------------------              --------------------------------
                 Secretary              Lawrence J. Galante, President


ATTEST:                             INTERNET BROADCASTING SYSTEM, INC.
                                    (D/b/a IBS INTERACTIVE, INC.)


/s/ Brian Seidman                   BY:   /s/ Nicholas Loglisci, Jr.
--------------------------             --------------------------------
                 Secretary             Nicholas Loglisci, Jr. President



DATED:  March 1, 1997



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